EXHIBIT 10.2

September 1, 2010

Mr. Abiola Lawal
CAMAC Energy Inc.
250 East Hartsdale Avenue
Suite 47
Hartsdale, New York 10530.

Re: Offer of Employment as Executive Vice President and Chief Financial Officer

Dear Mr. Lawal:

It is our pleasure to extend to you on behalf of CAMAC Energy Inc. (the “Company”), an offer of employment as the Company’s Executive Vice President and Chief Financial Officer, commencing as of  September 1, 2010, in accordance with the terms and conditions contained in this letter agreement (the “Agreement”), the adequacy and sufficiency of which are hereby acknowledged:

1.  DUTIES. The Company requires that you be available to perform the duties of Executive Vice President (“EVP”)  and Chief Financial Officer (“CFO”) customarily related to these functions as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance, each as amended or modified from time to time, and by applicable law, including the Delaware General Corporation Law.  You will report to the Chief Executive Officer and the Board of Directors and you agree to devote as much time as is necessary to discharge and perform completely the duties as the EVP and CFO of the Company, including but not limited to all usual and customary duties of the principal financial and accounting officer of a U.S. public company, and perform such other duties as the Chief Executive Officer and the Board may from time to time assign to you.

2.  TERM. The term of this Agreement shall commence on September 1, 2010, and shall continue until your removal or resignation.

3.  COMPENSATION. For all services to be rendered by you to the Company in any capacity hereunder, the Company agrees to pay you the following compensation:

a.
The Company will pay you a one-time cash promotion bonus of $50,000, and during the continuance in force of your employment hereunder, the Company will pay you a base salary of $315,000 per annum, monthly in arrears.

b.
You will receive an option to purchase 116,000 shares of the Company’s common stock (the “Option”) under the Company’s 2009 Equity Incentive Plan (the “Plan”).  The Option will be evidenced by an Option Agreement as contemplated by the Plan, which will govern the Option, notwithstanding any other provision in this Agreement.  The exercise price of the Option will be the closing price of the Company’s common stock on September 1, 2010.  The Option will vest in 36 equal monthly installments, with the first portion vesting on September 1, 2010.

c.
You will be reviewed by the Board of Directors, not less than annually, and in connection with such review, will be eligible for a discretionary cash performance bonus each year targeted at between 25% to 50% of your then-current annual base salary, based on defined targets determined by the Board of Directors.  You shall also be considered for additional grants of restricted stock and options in the Board of Director’s sole discretion.

You will be responsible for your own salary and/or income tax liabilities wherever and whenever imposed upon or resulting from your employment and in respect of all your income hereunder.

4.  EMPLOYEE BENEFITS

a.	You will participate in the Company’s Health, Dental, Vision, Life and Travel Insurance, and 401k programs, to the extent available, and subject to the terms and conditions governing such schemes.

b.	You will be covered under the Company’s Directors and Officers Insurance Policy, subject to the terms and conditions governing such scheme.

c.
When travelling for and on behalf of the Company, you will travel in Business Class (or First Class if not available), on all international flights and domestic flights of 5 hours or more in duration. In the case of international travel, you will covered under the Company’s Kidnap and Ransom Insurance Policy for international travel (to the extent available), and will be eligible for SOS or similar international medical or evacuation coverage, in the event of an emergency, to the extent available.

5.  VACATION.  You will be entitled to up to five weeks of paid vacation per annum (pro-rated for partial years of service) in addition to the normal statutory holidays, provided, however, that vacation is to be taken at such times and intervals as may be agreed by the Company having regard to your workload and needs of the Company.

6.  EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse you for pre-approved reasonable business related expenses incurred in good faith in the performance of your duties hereunder for the Company. Such payments will be made by the Company upon your submission to the Company of a signed statement itemizing the expenses incurred. Such statement will be accompanied by sufficient documentary matter to support the expenditures.  During international business travel, the Company will also provide you with a daily cash per diem to cover reasonable business related expenses incurred during such travel, provided, however, that you submit a signed statement to the Company itemizing the expenses incurred during such travel.

7.  CONFIDENTIALITY. You acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, you will necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). In accepting this offer, you covenant not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.  The obligations set forth in this paragraph shall survive any termination of your employment relationship with the Company.

8.  NON-SOLICIT; NON-COMPETE.  You agree that, while this Agreement is in effect and for 12 months after its termination: (i) as to any customer or supplier of the Company with whom you had dealings or about whom you acquired Confidential Information during your employment, you will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Company; and (ii) you will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 6 months was, an officer, manager, employee or consultant of the Company.  In addition, you agree that, while this Agreement is in effect and for 12 months after its termination, you will not accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of your duties in such employment would inevitably require you to reveal or utilize Confidential Information, as reasonably determined by the Board.

9.  AT-WILL EMPLOYMENT.  You should understand that your employment with the Company is “at-will,” and may be terminated by you or the Company at any time and for any reason.  No provision of this offer letter or any other agreement with the Company shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.  This offer letter supersedes in its entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

10.  TERMINATION. With or without cause, you and the Company may each terminate this Agreement at any time upon thirty (30) days written notice, and the Company will be obligated to pay you the compensation and expenses due up to the date of the termination.  Notwithstanding the foregoing sentence, the Company will be obligated to continue payments of your base salary and benefits for a period of 12 months following your termination if you are terminated without “Cause” or if you resign for “Good Reason.”  For purposes of this provision, “Cause” means your (i) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with your duties to the Company or willful failure to perform your responsibilities in the best interests of the Company or any of its affiliates; (v) illegal use or distribution of drugs; (vi) material violation of any rule, regulation, procedure or policy of the Company or any of its affiliates; or (vii) material breach of any provision of this Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company or any of its affiliates, all as determined by the Board of Directors of directors of the Company or its affiliate (as the case may be), which determination will be conclusive.   “Good Reason” means the occurrence of any of the following without your written consent: (a) the assignment to you of duties substantially inconsistent with this Agreement or a material adverse change in your titles or authority; (b) any failure by the Company to comply with Section 3 hereof in any material way; or (c) any material breach of this Agreement by the Company.  However, an event that is or would constitute “Good Reason” shall cease to be “Good Reason” if:  (i) you do not terminate employment within 45 days after the event occurs; (ii) before you terminate employment, the Company reverses the action or cures the default that constitutes “Good Reason” within 10 days after you notify it in writing that Good Reason exists; or (iii) you were a primary instigator of the “Good Reason” event and the circumstances make it inappropriate for you to receive “Good Reason” termination benefits under this Agreement (e.g., you agree temporarily to relinquish your position on the occurrence of a merger transaction you assist in negotiating).

     11.  INDEMNIFICATION. The Company shall indemnify, defend and hold you harmless, to the full extent allowed by the law of the State of Texas, and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in your official capacity and as to action in another capacity while holding such office.

     12.  EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

     13.  NOTICE. Any and all notices referred to herein will be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

     14.  GOVERNING LAW. This Agreement will be interpreted in accordance with, and the rights of the parties hereto will be determined by, the laws of the State of Texas without reference to that state’s conflicts of laws principles.

     15.  ASSIGNMENT. The rights and benefits of the Company under this Agreement will be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns.  Your duties and obligations under this Agreement are personal and therefore you may not assign any right or duty under this Agreement without the prior written consent of the Company.

     16.  MISCELLANEOUS. If any provision of this Agreement will be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of the this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

     17.  ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18.  COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

     19.  ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Remainder of Page Left Blank Intentionally]

If you are in agreement with the above outline, please sign below. This offer is in effect until September 1, 2010.

Yours truly,

CAMAC ENERGY INC.

By:	/s/ William E. Dozier
William E. Dozier
Interim Chief Executive Officer

Agreed and Accepted this 1st day of September, 2010

/s/ Abiola L. Lawal
_________________________________
Abiola L. Lawal

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